Exhibit 3.2

Execution Version

NATIV MOBILE INC.

INVESTORS’ RIGHTS AGREEMENT

Schedule A	-	Schedule of Investors
Schedule B	-	Schedule of Founders

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INVESTORS’ RIGHTS AGREEMENT

THIS INVESTORS’ RIGHTS AGREEMENT (this “Agreement”) is made as of February 25, 2021, by and among Nativ Mobile Inc., a Delaware corporation (the “Company”), each of the investors listed on Schedule A hereto (each such investor, an “Investor”), each of the stockholders listed on Schedule B hereto (each of whom is referred to herein as a “Founder”) and any other Person that becomes a party to this Agreement in accordance with Sections 6.6 or 6.9 hereof.

RECITALS

WHEREAS, certain of the Investors are parties to that certain Reorganization Agreement of even date herewith by and among the Company and such Investors (the “Restructuring Agreement”), under which certain of the Company’s and such Investors’ obligations are conditioned upon the execution and delivery of this Agreement by such Investors and the Company; and

WHEREAS, the Company desires to provide the Investors with the rights and privileges as set forth herein.

NOW, THEREFORE, the parties to this Agreement agree as follows:

1. Definitions. For purposes of this Agreement:

“Affiliate” means, with respect to any specified Person, any other Person who directly or indirectly, controls, is controlled by or is under common control with such Person, including, without limitation, any general partner, managing member, officer, director or trustee of such Person, or any venture capital fund or registered investment company now or hereafter existing which is controlled by one or more general partners, or managing members or investment adviser of, or shares the same management company or investment adviser with, such Person.

“Board” means the board of directors of the Company.

“Certificate” means the Certificate of Incorporation of the Company, in the form filed with the Secretary of State of the State of Delaware, as the same may be modified or amended from time to time.

“Common Stock” means shares of the Company’s common stock, par value $0.0001 per share.

“Company Intellectual Property” means all patents, patent applications, trademarks, trademark applications, service marks, tradenames, copyrights, trade secrets, domain names, mask works, information and proprietary rights and processes, similar or other intellectual property rights, subject matter of any of the foregoing, tangible embodiments of any of the foregoing, licenses in, to and under any of the foregoing, and any and all such cases that are owned or used by the Company in the conduct of the Company’s business as now conducted.

“Company Securities” means (i) the Common Stock issuable or issued upon conversion of the Preferred Stock; (ii) any Common Stock issued to the parties hereto pursuant to the Restructuring Agreement; (iii) any Common Stock, or any Common Stock issued or issuable (directly or indirectly) upon conversion and/or exercise of any other securities of the Company, acquired by the parties hereto after the date hereof; (iv) any Common Stock held by or acquired by any Founder or a transferee of such Common Stock; or (v) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares referenced in clauses (i), (ii), (iii) and (iv) above; excluding in all cases, however, any Company Securities sold by a Person in a transaction in which the applicable rights under this Agreement are not assigned pursuant to Section 6.1.

“Company Securities then outstanding” means the number of shares determined by adding the number of shares of outstanding Common Stock that are Company Securities and the number of shares of Common Stock issuable (directly or indirectly) pursuant to then exercisable and/or convertible securities that are Company Securities.

“Competitor” means a Person engaged, directly or indirectly (including through any partnership, limited liability company, corporation, joint venture or similar arrangement (whether now existing or formed hereafter)), in the business of the Company, but shall not include any financial investment firm, or collective investment vehicle that, together with its Affiliates, holds less than fifteen percent (15%) of the outstanding equity of any Competitor and does not, nor do any of its Affiliates, have a right to designate any members of the board of directors or board of managers of any Competitor.

“Derivative Securities” means any securities or rights convertible into, or exercisable or exchangeable for (in each case, directly or indirectly), Common Stock, including in-the-money options and warrants.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“FOIA Party” means a Person that, in the determination of the Board, may be subject to, and thereby required to disclose non-public information furnished by or relating to the Company under, the Freedom of Information Act, 5 U.S.C. 552 (“FOIA”), any state public records access law, any state or other jurisdiction’s laws similar in intent or effect to FOIA, or any other similar statutory or regulatory requirement.

“Form S-1” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC.

“Form S-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits forward incorporation of substantial information by reference to other documents filed by the Company with the SEC.

“Holder” means any holder of Company Securities who is a party to this Agreement.

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“Immediate Family Member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, domestic partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, of a natural person referred to herein.

“IPO” means the Company’s first underwritten public offering of its Common Stock under the Securities Act.

“Major Investor” means any Investor that, individually or together with such Investor’s Affiliates, holds at least 137,615 shares of Preferred Stock and/or Common Stock (as adjusted for any stock split, stock dividend, combination, or other recapitalization or reclassification effected after the date here) or any other Investor that the Company has agreed in writing is a “Major Investor.” Garland Fund I, LLC (“Garland”) shall be deemed a Major Investor for purposes of this Agreement so long as it holds owns at least fifty percent (50%) of the initial capital stock of the Company issued to it under the Restructuring Agreement (as adjusted for any stock split, stock dividend, combination, or other recapitalization or reclassification effected after the date hereof).

“New Securities” means, collectively, equity securities of the Company, whether or not currently authorized, as well as rights, options, or warrants to purchase such equity securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such equity securities.

“Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

“Preferred Stock” means, collectively, shares of the Company’s Series Seed Preferred Stock.

“Restricted Securities” means the securities of the Company required to be notated with the legend set forth in Section 2.3(b) hereof.

“SEC” means the Securities and Exchange Commission.

“SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.

“SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series Seed Preferred Stock” means shares of the Company’s Series Seed Preferred Stock, par value $0.0001 per share.

2. Registration Rights. The Company covenants and agrees as follows:

2.1 Grant of Registration Rights. The Company shall not grant any registration rights to the holders of any class or series of stock of the Company, other than to the Investors, unless the Investors are simultaneously granted registration rights that are comparable to those granted to the holders of such other class or series of stock of the Company (with appropriate adjustments for economic terms). Upon the granting of registration rights to the Investors in accordance with this Section 2.1 in connection with a bona fide material transaction by the Company with the principal purpose of raising capital from investors buying stock of the Company, this Section 2.1 shall terminate and be of no further force or effect.

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2.2 “Market Stand-off” Agreement. Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the registration by the Company of shares of its Common Stock or any other equity securities under the Securities Act on a registration statement on Form S-1 or Form S-3, and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days in the case of the IPO, or such other period as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (1) the publication or other distribution of research reports, and (2) analyst recommendations and opinions, including, but not limited to, the restrictions contained in FINRA Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto), or ninety (90) days in the case of any registration other than the IPO, or such other period as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (1) the publication or other distribution of research reports and (2) analyst recommendations and opinions, including, but not limited to, the restrictions contained in FINRA Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto), (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Stock (whether such shares or any such securities are then owned by the Holder or are thereafter acquired) or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash, or otherwise. The foregoing provisions of this Section 2.2 shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall be applicable to the Holders only if all officers and directors are subject to the same restrictions. The underwriters in connection with such registration are intended third-party beneficiaries of this Section 2.2 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Section 2.2 or that are necessary to give further effect thereto. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply pro rata to all Company stockholders that are subject to such agreements, based on the number of shares subject to such agreements.

2.3 Restrictions on Transfer.

(a) The Preferred Stock and the Company Securities shall not be sold, pledged, or otherwise transferred, and the Company shall not recognize and shall issue stop- transfer instructions to its transfer agent with respect to any such sale, pledge, or transfer, except upon the conditions specified in this Agreement, which conditions are intended to ensure compliance with the provisions of the Securities Act. A transferring Holder will cause any proposed purchaser, pledgee, or transferee of the Preferred Stock and the Company Securities held by such Holder to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Agreement.

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(b) Each certificate, instrument, or book entry representing (i) the Preferred Stock, (ii) the Company Securities, and (iii) any other securities issued in respect of the securities referenced in clauses (i) and (ii), upon any stock split, stock dividend, recapitalization, merger, consolidation, or similar event, shall (unless otherwise permitted by the provisions of Section 2.3(c)) be notated with a legend substantially in the following form:

THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE SOLD, PLEDGED, OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR A VALID EXEMPTION FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.

THE SECURITIES REPRESENTED HEREBY MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

The Holders consent to the Company making a notation in its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer set forth in this Section 2.3.

(c) The holder of such Restricted Securities, by acceptance of ownership thereof, agrees to comply in all respects with the provisions of this Section 2. Before any proposed sale, pledge, or transfer of any Restricted Securities, unless there is in effect a registration statement under the Securities Act covering the proposed transaction, the Holder thereof shall give notice to the Company of such Holder’s intention to effect such sale, pledge, or transfer. Each such notice shall describe the manner and circumstances of the proposed sale, pledge, or transfer in sufficient detail and, if reasonably requested by the Company, shall be accompanied at such Holder’s expense by either (i) a written opinion of legal counsel who shall, and whose legal opinion shall, be reasonably satisfactory to the Company, addressed to the Company, to the effect that the proposed transaction may be effected without registration under the Securities Act; (ii) a “no action” letter from the SEC to the effect that the proposed sale, pledge, or transfer of such Restricted Securities without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto; or (iii) any other evidence reasonably satisfactory to counsel to the Company to the effect that the proposed sale, pledge, or transfer of the Restricted Securities may be effected without registration under the Securities Act, whereupon the Holder of such Restricted Securities shall be entitled to sell, pledge, or transfer such Restricted Securities in accordance with the terms of the notice given by the Holder to the Company. The Company will not require such a legal opinion or “no action” letter (x) in any transaction in compliance with SEC Rule 144; or (y) in any transaction in which such Holder distributes Restricted Securities to an Affiliate of such Holder for no consideration; provided that each transferee agrees in writing to be subject to the terms of this Section 2.3. Each certificate, instrument, or book entry representing the Restricted Securities transferred as above provided shall be notated with, except if such transfer is made pursuant to SEC Rule 144, the appropriate restrictive legend set forth in Section 2.3, except that such certificate instrument, or book entry shall not be notated with such restrictive legend if, in the opinion of counsel for such Holder and the Company, such legend is not required in order to establish compliance with any provisions of the Securities Act.

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3. Information Rights.

3.1 Delivery of Financial Statements and Budget. The Company shall deliver to each Major Investor, provided that the Board has not reasonably determined that such Major Investor is a Competitor:

(a) within 120 days after the end of each fiscal year of the Company, an unaudited statement of income for such fiscal year, and an unaudited balance sheet as of the end of such fiscal year;

(b) within 30 business days after the end of each fiscal quarter, an unaudited statement of income for such fiscal quarter, and an unaudited balance sheet as of the end of such fiscal quarter; and

(c) at least 30 days before the end of each fiscal year, a comprehensive operating budget forecasting the Company’s revenues, expenses and cash position on a month- to-month basis for the following fiscal year.

Notwithstanding anything else in this Section 3.1 to the contrary, the Company may cease providing the information set forth in this Section 3.1 during the period starting with the date sixty (60) days before the Company’s good-faith estimate of the date of filing of a registration statement if it reasonably concludes it must do so to comply with the SEC rules applicable to such registration statement and related offering; provided that the Company’s covenants under this Section 3.1 shall be reinstated at such time as the Company is no longer actively employing its commercially reasonable efforts to cause such registration statement to become effective.

3.2 Inspection. The Company shall permit each Major Investor (provided that the Board has not reasonably determined that such Major Investor is a Competitor), at such Major Investor’s expense and upon reasonable advance notice, to (a) visit and inspect the Company’s properties; (b) examine its books of account and records; and (c) discuss the Company’s affairs, finances, and accounts with its officers, during normal business hours of the Company as may be reasonably requested by the Major Investor; provided, however, that the Company shall not be obligated pursuant to this Section 3.2 to provide access to any information that (i) it reasonably and in good faith considers to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in form acceptable to the Company), (ii) the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel, or (iii) the Board in good faith determines is competitively sensitive information that would have a negative adverse effect on the Company if released.

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3.3 Termination of Information Rights. The covenants set forth in Section 3 (other than Section 3.4) shall terminate and be of no further force or effect (a) immediately before the consummation of the IPO, (b) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act, (c) upon a Deemed Liquidation Event, as such term is defined in the Certificate or (d) upon the occurrence of a transaction or series of related transactions in which a Person, or a group of related Persons, acquires from stockholders of the Company shares representing more than fifty percent (50%) of the outstanding voting power of the Company (a “Stock Sale”), whichever event occurs first.

3.4 Confidentiality. Each Holder agrees that such Holder will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor its investment in the Company) any confidential information obtained from the Company pursuant to the terms of this Agreement (including notice of the Company’s intention to file a registration statement) or otherwise obtained in connection with Holder holding or acquiring equity securities of the Company, unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 3.4 by such Holder), (b) is or has been independently developed or conceived by the Holder without use of the Company’s confidential information, or (c) is or has been made known or disclosed to the Holder by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that an Holder may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company; (ii) to any Affiliate, partner, member, stockholder, manager, officer, director, employee or wholly owned subsidiary of such Holder in the ordinary course of business, provided that such Holder informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information; or (iii) as may otherwise be required by law, provided that the Holder promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure.

4. Rights to Future Stock Issuances.

4.1 Right of First Offer. Subject to the terms and conditions of this Section 4.1 and applicable securities laws, if the Company proposes to offer or sell any New Securities, the Company shall first offer such New Securities to each Major Investor. A Major Investor shall be entitled to apportion the right of first offer hereby granted to it among itself and its Affiliates in such proportions as it deems appropriate; provided that each such Affiliate is not a Competitor or FOIA Party, unless such party’s purchase of New Securities is otherwise consented to by the Board.

(a) The Company shall give notice (the “Offer Notice”) to each Major Investor, stating (i) its bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such New Securities.

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(b) By notification to the Company within twenty (20) days after the Offer Notice is given, each Major Investor may elect to purchase or otherwise acquire, at the price and on the terms specified in the Offer Notice, up to that portion of such New Securities which equals the proportion that the Common Stock issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Preferred Stock and any other Derivative Securities then held, by such Major Investor bears to the total Common Stock of the Company then outstanding (assuming full conversion and/or exercise, as applicable, of all Preferred Stock and other Derivative Securities). The closing of any sale pursuant to this Section 4.1(b) shall occur within the later of ninety (90) days of the date that the Offer Notice is given and the date of the initial sale of New Securities pursuant to Section 4.1(c).

(c) If all New Securities referred to in the Offer Notice are not elected to be purchased or acquired as provided in Section 4.1(b), the Company may, during the one hundred eighty (180) day period following the expiration of the periods provided in Section 4.1(b), offer and sell the remaining unsubscribed portion of such New Securities to any Person or Persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice. If the Company does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within sixty (60) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Major Investors in accordance with this Section 4.1.

(d) The right of first offer in this Section 4.1 shall not be applicable to (i) Exempted Securities (as defined in the Company’s Certificate); (ii) shares of Common Stock issued in the IPO; or (iii) the issuance of capital stock pursuant to the Restructuring Agreement.Notwithstanding any provision hereof to the contrary, in lieu of complying with the provisions of this Section 4.1, the Company may elect to give notice to the Major Investors within thirty (30) days after the issuance of New Securities. Such notice shall describe the type, price, and terms of the New Securities. Each Major Investor shall have twenty (20) days from the date notice is given to elect to purchase up to the number of New Securities that would, if purchased by such Major Investor, maintain such Major Investor’s percentage-ownership position, calculated as set forth in Section 4.1(b) before giving effect to the issuance of such New Securities. The closing of such sale shall occur within sixty (60) days of the date notice is given to the Major Investors.Termination. The covenants set forth in Section 4.1 shall terminate and be of no further force or effect (a) immediately before the consummation of the IPO, (b) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act, (c) upon a Deemed Liquidation Event, as such term is defined in the Company’s Certificate, or (d) a Stock Sale, whichever event occurs first.

5. Additional Covenants.

5.1 Actions Requiring Board Consent. The Company hereby covenants and agrees with each of the Investors that it shall not, without the approval of the Board of Directors, which approval must include the affirmative vote of the majority of the disinterested members of the Board of Directors: (i) make, or permit any subsidiary to make, any loan or advance to, or own any stock or other securities of, any subsidiary or other corporation, partnership, or other entity unless it is wholly owned, directly or indirectly, by the Company; (ii) make, or permit any subsidiary to make, any loan or advance to any person, including, any employee or director of the Company or any subsidiary, except advances and similar expenditures in the ordinary course of business or under the terms of an employee stock or option plan approved by the Board of Directors; (iii) enter into or be a party to any transaction with any director, officer or employee of the Company or any “associate” (as defined in Rule 12b-2 promulgated under the Exchange Act) of any such person, except for transactions resulting in payments to or by the Company in an aggregate amount less than $50,000 per year or transactions made in the ordinary course of business; or (iv) hire, terminate, or change the compensation of the c-suite executive officers of the Company, including approving any option grants or stock awards, except for changes in the compensation of c-suite executive officers (other than Dan Novaes, for whom all changes to compensation (other than changes resulting from generally applicable changes to employee benefits in the ordinary course of business) require approval of the Board of Directors as provided above) where the change is less than $75,000.

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5.2 Termination of Covenants. The covenants set forth in Section 2.1 and this Section 5, shall terminate and be of no further force or effect (a) immediately before the consummation of the IPO, (b) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act, or (c) upon a Deemed Liquidation Event, as such term is defined in the Company’s Certificate, or (d) upon a Stock Sale, whichever event occurs first.

6. Miscellaneous.

6.1 Successors and Assigns. The rights under this Agreement may be assigned (but only with all related obligations) by a Holder to a transferee of Company Securities that (a) is an Affiliate of a Holder; (b) is a Holder’s Immediate Family Member or trust for the benefit of an individual Holder or one or more of such Holder’s Immediate Family Members; or (c) that is approved by the Board; provided, however, that (x) the Company is, at least 5 business days prior to such transfer, furnished with written notice of the name and address of such transferee and the Company Securities with respect to which such rights are being transferred; and (y) such transferee agrees in a written instrument delivered to the Company to be bound by and subject to the terms and conditions of this Agreement, including the provisions of Section 2.2. The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein. The rights of Garland to be deemed a Major Investor are not assignable without the Company’s written consent, except by Garland to any Affiliate in accordance with the terms of this Agreement.

6.2 Governing Law. This Agreement and any controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

6.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

6.4 Titles and Subtitles. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

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6.5 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (a) personal delivery to the party to be notified; (b) when sent, if sent by electronic mail or facsimile during the recipient’s normal business hours, and if not sent during normal business hours, then on the recipient’s next business day; (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one (1) business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next-day delivery, with written verification of receipt. Each Holder hereby consents to the receipt of notices given by the Company under any provision of the General Corporation Law of the State of Delaware, its Certificate, its Bylaws or this Agreement pursuant to electronic transmission directed to the email address designated by such Purchaser pursuant to this Section 6.5 for purposes of Section 232 (“Notice by Electronic Transmission”) of the General Corporation Law of the State of Delaware. All communications shall be sent to the respective parties at their addresses as set forth on Schedule A hereto, or to the principal office of the Company and to the attention of the Chief Executive Officer, in the case of the Company, or to such email address, facsimile number, or address as subsequently modified by written notice given in accordance with this Section 6.5. If notice is given to the Company, a copy (which shall not constitute notice) shall also be sent to Neal, Gerber & Eisenberg LLP, 2 North LaSalle Street, Suite 1700, Chicago, Illinois 60602, Attention: Michael B. Gray, facsimile:

(312) 750-6551, email: mgray@nge.com.

6.6 Amendments and Waivers. Any term of this Agreement may be amended, modified or terminated and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Company and the holders of at least a majority of the Company Securities then outstanding (other than Company Securities acquired by the exercise of stock options) held by parties to this Agreement (voting together as a single class on an as-converted basis); provided that (i) the Company may in its sole discretion waive compliance with Section 2.3(c) (and the Company’s failure to object promptly in writing after notification of a proposed assignment allegedly in violation of Section 2.3(c) shall be deemed to be a waiver), (ii) any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party, (iii) any amendment, modification or termination of this Agreement or waiver of the observance of any term hereof that would adversely and disproportionately alter the explicit rights and obligations of the Major Investors or Founders, as compared to other parties to this Agreement, shall require the consent of the holders of a majority of the outstanding shares of Company Securities (voting together as a single class on an as-converted basis) held by such Persons so affected (other than Company Securities acquired by exercise of stock options) and (iv) the sentence of the definition of “Major Investor” that refers to Garland may not be altered or amended in a manner adverse to Garland without Garland’s prior written consent, so long as Garland satisfies the shareholding threshold therein. Notwithstanding the foregoing, this Agreement may not be amended, modified or terminated and the observance of any term hereof may not be waived with respect to any Investor without the written consent of such Investor, unless such amendment, modification, termination, or waiver applies to all Investors in the same fashion (it being agreed that a waiver of the provisions of Section 4 with respect to a particular transaction shall be deemed to apply to all Investors in the same fashion if such waiver does so by its terms, notwithstanding the fact that certain Investors may nonetheless, by agreement with the Company, purchase securities in such transaction; provided, however, that if any Major Investor (a “Participating Investor”) purchases securities in such transaction, then, notwithstanding any waiver of any of the provisions of Section 4, such waiver shall not be applicable to any Major Investor (a “Non-Waiving Investor”) who did not waive such right of first offer unless such Non-Waiving Investor has been provided the opportunity to purchase up to such Non-Waiving Investor’s pro rata share of the New Securities, determined in accordance with Section 4.1(b); provided, further, that if the number of New Securities that each Participating Investor purchases in such transaction is less than the pro rata share of New Securities allotted to such Participating Investor in accordance with Section 4.1(b), the pro rata share of New Securities allotted to the Non-Waiving Investor(s) in connection with such transaction shall be correspondingly reduced). Notwithstanding the foregoing, Schedules A and B hereto may be amended by the Company after the date of this Agreement without the consent of the other parties to add information regarding transferees of any Company Securities, any additional Investor who becomes a party to this Agreement in accordance with Section 6.9, remove former stockholders, or otherwise update the information thereon. The Company shall give prompt notice of any amendment or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, termination, or waiver, other than an amendment to Schedule A or B hereto. Any amendment, modification, termination, or waiver effected in accordance with this Section 6.6 shall be binding on all parties hereto, regardless of whether any such party has consented thereto. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

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6.7 Severability. In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

6.8 Aggregation of Stock. All shares of Company Securities held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such Affiliated persons may apportion such rights as among themselves in any manner they deem appropriate.

6.9 Additional Investors. Notwithstanding anything to the contrary contained herein, if the Company issues additional shares of Preferred Stock or Common Stock after the date hereof any purchaser of such shares of Preferred Stock or, at the election of the Company, Common Stock, may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement or other joinder agreement acceptable to the Company, and thereafter shall be deemed an “Investor” for all purposes hereunder and Schedule A attached to this Agreement may be updated by the Company to include such new Investor. No action or consent by the Investors shall be required for such joinder to this Agreement by such additional Investor, so long as such additional Investor has agreed in writing to be bound by all of the obligations as an “Investor” hereunder.

6.10 Entire Agreement. This Agreement (including any Schedules and Exhibits hereto), the Certificate, and the other Stockholders’ Agreements (as such term is defined in the Restructuring Agreement) constitute the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing among the parties is expressly canceled.

6.11 Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of the State of Illinois and to the jurisdiction of the United States District Court for the Northern District of Illinois for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of the State of Illinois or the United States District Court for the Northern District of Illinois, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. Each party will bear its own costs in respect of any disputes arising under this Agreement.

6.12 WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL

6.13 Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy of such nonbreaching or nondefaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, whether under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

[Remainder of Page Intentionally Left Blank – Signature Pages Follow]

11

IN WITNESS WHEREOF, the parties have executed this Investors’ Rights Agreement as of the date first written above.

COMPANY:

NATIV MOBILE INC.

By:
Name:	Dan Novaes
Title:	Co-Founder & CEO

Address for notice purposes:

[SIGNATURE PAGE TO INVESTORS’ RIGHT AGREEMENT OF NATIV MOBILE INC.]

[OMITTED]

SCHEDULE A – INVESTORS

See attached—complete copy is maintained by the Company, and an applicable redacted version has been attached and approved by each applicable party.

SCHEDULE A

SCHEDULE OF INVESTORS

Shareholder	Shares of Series Seed Preferred Stock	Shares of Class A Common Stock
Daniel Novaes	0	3,293,175
Garland Fund I LLC	1,025,406	0
X Global, LLC	0	113,337
SAFE Holder 1	132,353	0
SAFE Holder 2	115,196	0
SAFE Holder 3	114,379	0
SAFE Holder 4	114,379	0
SAFE Holder 5	112,745	0
SAFE Holder 6	88,235	0
SAFE Holder 7	88,235	0
SAFE Holder 8	58,824	0
SAFE Holder 9	58,824	0
SAFE Holder 10	37,745	0
SAFE Holder 12	29,412	0
SAFE Holder 13	27,778	0
SAFE Holder 14	27,778	0
SAFE Holder 15	23,529	0
SAFE Holder 16	17,647	0
SAFE Holder 17	17,647	0
SAFE Holder 18	14,706	0
SAFE Holder 19	14,706	0
SAFE Holder 20	14,706	0
SAFE Holder 21	14,706	0
SAFE Holder 22	14,706	0
SAFE Holder 23	8,824	0
SAFE Holder 24	5,882	0
SAFE Holder 25	5,882	0

Ex. A- 1